Filed Pursuant to Rule 424(b)(3)

Registration Number 333-145863

PROSPECTUS SUPPLEMENT NO. 2

(To the Offering Prospectus dated December 28, 2007)

Whitehall Jewelers Holdings, Inc.

11,227,414 shares of common stock

______________

This prospectus supplement No. 2 supplements the prospectus dated December 28, 2007 (the "prospectus") relating to the sale of up to 11,227,414 shares of the common stock of Whitehall Jewelers Holdings, Inc. by the selling shareholders named in the prospectus for their own accounts. We will not receive any proceeds from the sale of the shares other than the exercise price, if any, payable to us upon exercise of warrants for our common stock.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus with respect to the securities described above. The information contained herein and attached hereto supplements and supersedes, in part, the information contained in the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is filed for the purposes of including the information contained in our current report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2008 (but excluding a press release that was furnished with it).

Investing in our common stock involves risks. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

The securities being registered in the prospectus may not be offered or sold in Montana and New Hampshire in solicited sales transactions by registered dealers, absent filing of notices with such states, which notices have not been filed. The securities may be sold in such states in isolated transactions or pursuant to unsolicited sales under Section 4(4) of the Securities Act.

You should rely only on the information contained in the prospectus, this prospectus supplement or any other prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

______________

The date of this prospectus supplement No. 2 is April 8, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

WHITEHALL JEWELERS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52123	20-4864126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 South Wacker Dr., Ste. 2600, Chicago, IL 60606
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (312) 782-6800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 1, 2008, Charles Philips resigned as a Director of the Registrant. Effective as of the same date, Daniel Platt was elected by written consent of the Registrant's Board of Directors as a Director to fill the vacancy resulting from Mr. Philips resignation.

Mr. Platt, age 35, has been employed by Prentice Capital Management, LP since May 2006. Mr. Platt is Co-Head of Special Investments at Prentice. His responsibilities at Prentice include sourcing acquisition targets, structuring debt and equity for acquisitions, debt underwriting and joint oversight of Prentice Capital’s portfolio companies. Mr. Platt also sits on the boards of directors of certain of Prentice’s portfolio companies, including Ascendia Brands, Inc., a consumer products company. Prior to joining Prentice, Mr. Platt was employed as a Managing Director by the Consumer & Retail Division of Banc of America Securities LLC, where his responsibilities included originating new business, structuring transactions, leading underwritings and portfolio management. Prior to joining Banc of America in 1999, Mr. Platt held various positions with May Department Stores.

Mr. Platt's employer, Prentice Capital Management, LP, beneficially owns approximately 65% of the Registrant's outstanding common stock. Prentice and its affiliates have entered into certain financing and other transactions with the Registrant, as described under the caption "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE" in the Registrant's amended registration statement on Form S-1 filed on December 27, 2007, which description is incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On April 2, 2008, the Registrant issued a press release announcing that Charles Philips had resigned as a Director of the Registrant and that Daniel Platt had been appointed as a Director in his place. A copy of the press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 attached hereto is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and is not otherwise subject to the liabilities of that section. Accordingly, the information in Exhibit 99.1 attached hereto will not be incorporated by reference into any filing made by the Registrant under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit
99.1	Press Release dated April 2, 2008 (1)

___________________

(1)  Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL JEWELERS HOLDINGS, INC.
(Registrant)

	By:	/s/ Robert B. Nachwalter
Robert B. Nachwalter
Senior Vice President and
General Counsel
Date: April 2, 2008